Exhibit 99.1

eGain Announces Financial Results for the Second Fiscal Quarter Ended December 31, 2008

Quarter Highlights

•	Revenue of $9.6 million up 18% from the comparable year-ago quarter

•	Record net income of $2.0 million compared to a net loss of $432,000 in the comparable year-ago quarter

Mountain View, Calif. (February 05, 2009) – eGain Communications Corporation

(OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the second fiscal quarter ended December 31, 2008.

Total revenue for the second quarter of fiscal year 2009 was $9.6 million, an increase of 18% from the comparable year-ago quarter. License revenue was $3.5 million, an increase of 61% from the comparable year-ago quarter. Support and services revenue was $6.1 million, an increase of 2% from the comparable year-ago quarter.

Gross margin for the second quarter of fiscal year 2009 was 73% compared to 64% in the comparable year-ago quarter. Total operating costs and expenses for the second quarter of fiscal year 2009 were $5.1 million, a decrease of 2% from the comparable year-ago quarter.

Net income for the second quarter of fiscal year 2009 was $2.0 million, or $0.09 per share on a basic and diluted basis, compared to a net loss of $432,000, or $(0.03) per share, for the comparable year-ago quarter. Net income for the quarter included stock-based compensation of $89,000 and interest and tax expense of $239,000, compared to stock-based compensation expense of $74,000 and interest and tax expense of $392,000 for the comparable year-ago quarter.

Total cash and cash equivalents were $3.8 million on December 31, 2008, compared to $2.2 million on September 30, 2008. Days sales outstanding in receivables for the quarter ended December 31, 2008 were 52 days, compared to 40 days for the comparable year-ago quarter. Deferred revenues totaled $5.3 million at December 31, 2008, up from $4.6 million at September 30, 2008.

“We enjoyed strong bookings and reported record net income this quarter,” said Ashu Roy, eGain Chief Executive Officer. “We also released eGain Service 8 - the latest version of our unified Customer Interaction Hub suite.”

Business Highlights

•

New hosting and license bookings¹ for the second quarter of fiscal year 2009 were $4.5 million, an increase of 47% from the comparable year-ago quarter. Of the total new hosting and license bookings in the second quarter of fiscal year 2009, 15% was from new hosting bookings and 85% was from new license bookings, compared to 18% new hosting bookings and 82% new license bookings in the comparable year-ago quarter.

•

We released findings of our “state of customer service” research focused on communications and retail sectors. The study included a holistic measurement of single-channel and cross-channel customer service offered by leading North American companies in these sectors and furthers our belief that there is a need for eGain’s solution for unified, multichannel customer service.

•	eGain was included in the “Software 500” list for the sixth year in a row. The “Software 500” is a revenue-based ranking of the world’s largest software and service providers.

•

Our client, Replacements, Ltd., was selected as a finalist for the 2008 Stevie Awards. Replacements, Ltd. received accolades in the Best Use of Technology in Customer Service category for its implementation and business value creation which used eGain’s solution for customer service management.

Market and Business Outlook

Given the macroeconomic slowdown, we are continuing our focus on specific, well-developed opportunities, while closely managing our costs and expenses.

We are continuing to invest in our Cisco OEM partnership to expand our global market reach. Also, we continue to invest in developing our partner ecosystem which is showing positive results outside the U.S.

As a result of these targeted investments, we expect to grow our business steadily in this challenging environment by targeting global enterprise clients who trust eGain as a long-term supplier of top-rated, innovative customer interaction hub solutions. However, given the recent foreign currency fluctuations, we are unsure what impact the volatility of the U.K. pound and the Euro against the US dollar will have on our revenues and bookings in the remainder of fiscal year 2009.

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is a leading provider of multichannel customer service and knowledge management software for in-house or on-demand SaaS deployment. For more than a decade, several of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs. Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, these hubs enable dramatically improved customer experience, contact center agent productivity, service process efficiencies, sales, and overall contact center performance. To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (US headquarters), 1753-464646 (UK and Continental Europe).

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our plan to focus on well-developed opportunities this year, our Cisco OEM partnership, our investment in global customer care infrastructure, our projected growth and our targeted customer growth, our management of costs and expenses, and the mix of our business on our revenues are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 29, 2008, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corporation. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:
Jamie Abayan 650-230-7532 PR@eGain.com	IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,805	$3,790
Restricted cash	13	13
Accounts receivable, net	5,540	2,749
Prepaid and other current assets	461	818

Total current assets	9,819	7,370
Property and equipment, net	928	1,230
Goodwill, net	4,880	4,880
Other assets	388	434

Total assets	$16,015	$13,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,009	$1,669
Accrued compensation	2,335	1,712
Accrued liabilities	1,412	1,632
Deferred revenue	5,034	4,871
Current portion of capital lease obligation	38	52
Current portion of bank borrowings	121	100

Total current liabilities	9,949	10,036
Deferred revenue, net of current portion	296	293
Capital lease obligation, net of current portion	35	78
Related party notes payable	7,185	13,283
Bank borrowings, net of current portion	3,178	3,192
Other long term liabilities	265	321

Total liabilities	20,908	27,203
Stockholders’ deficit:
Common stock	$22	$15
Additional paid-in capital	323,481	316,527
Notes receivable from stockholders	(75)	(74)
Accumulated other comprehensive loss	(505)	(494)
Accumulated deficit	(327,816)	(329,263)

Total stockholders’ deficit	$(4,893)	$(13,289)

	$16,015	$13,914

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six months ended December 31,
	2008	2007	2008	2007
Revenue:
License	$3,529	$2,192	$5,128	$3,615
Support and Services	6,060	5,933	12,600	10,981

Total revenue	9,589	8,125	17,728	14,596
Cost of license	19	20	38	40
Cost of support and services	2,579	2,920	5,420	5,595

Gross profit	6,991	5,185	12,270	8,961
Operating costs and expenses:
Research and development	1,400	1,255	2,925	2,399
Sales and marketing	2,851	3,000	5,633	6,141
General and administrative	873	963	1,920	2,386

Total operating costs and expenses	5,124	5,218	10,478	10,926

Income / (Loss) from operations	1,867	(33)	1,792	(1,965)
Interest expense, net	(335)	(402)	(820)	(806)
Other income (expense), net	341	(7)	365	35

Income / (Loss) before income tax	1,873	(442)	1,337	(2,736)
Income tax benefit / (expense), net	96	10	110	(96)

Net Income / (loss)	$1,969	$(432)	$1,447	$(2,832)

Per share information:
Basic net income / (loss) per common share	$0.09	$(0.03)	$0.08	$(0.18)

Diluted net income / (loss) per common share	$0.09	$(0.03)	$0.08	$(0.18)

Weighted average shares used in computing basic net income / (loss) per common share	22,213	15,332	19,035	15,328

Weighted average shares used in computing diluted net income / (loss) per common share	22,213	15,332	19,035	15,328